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Exhibit 99.2

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Note: The information contained in this Item includes changes related to reportable segments and retrospective application of new accounting standards discussed in the Notes to Financial Statements. This Item has not been updated for any other changes since the filing of the 2013 Annual Report on Form 10-K (“2013 Form 10-K”). For significant developments since the filing of the 2013 Form 10-K, refer to Microsoft’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

The following Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the results of operations and financial condition of Microsoft Corporation. MD&A is provided as a supplement to, and should be read in conjunction with, our financial statements and the accompanying Notes to Financial Statements.

OVERVIEW

Microsoft is a technology leader focused on helping people and businesses throughout the world realize their full potential. We create technology that transforms the way people work, play, and communicate across a wide range of computing devices.

We generate revenue by developing, licensing, and supporting a wide range of software products, by offering an array of services, including cloud-based services to consumers and businesses, by designing and selling devices that integrate with our cloud-based services, and by delivering relevant online advertising to a global audience. Our most significant expenses are related to compensating employees, designing, manufacturing, marketing, and selling our products and services, and income taxes.

Industry Trends

Our industry is dynamic and highly competitive, with frequent changes in both technologies and business models. Each industry shift is an opportunity to conceive new products, new technologies, or new ideas that can further transform the industry and our business. At Microsoft, we push the boundaries of what is possible through a broad range of research and development activities that seek to identify and address the changing demands of customers, industry trends, and competitive forces.

Key Opportunities and Investments

Based on our assessment of key technology trends and our broad focus on long-term research and development of new products and services, we see significant opportunities to generate future growth.

We invest research and development resources in new products and services in these areas. The capabilities and accessibility of PCs, tablets, phones, televisions, and other devices powered by rich software platforms and applications continue to grow. With this trend, we believe the full potential of software will be seen and felt in how people use these devices and the associated services at work and in their personal lives.

Devices with end-user services

We work with an ecosystem of partners to deliver a broad spectrum of Windows devices. In some cases, we build our own devices, as we have chosen to do with Xbox and Surface. In all of our work with partners and on our own devices, we focus on delivering seamless services and experiences across devices. As consumer services and hardware advance, we expect they will continue to better complement one another, connecting the devices people use daily to unique communications, productivity, and entertainment services from Microsoft and our partners and developers around the world.

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Windows 8 reflects this shift. Launched in October 2012, Windows 8 was designed to unite the light, thin, and convenient aspects of a tablet with the power of a PC. The Windows 8 operating system includes the Windows Store, which offers a large and growing number of applications from Microsoft and partners for both business and consumer customers.

Going forward, our strategy will focus on creating a family of devices and services for individuals and businesses that empower people around the globe at home, at work, and on the go, for the activities they value most. This strategy will require investment in datacenters and other infrastructure to support our services, and will bring continued competition with Apple, Google, and other well-established and emerging competitors. We believe our history of powering devices such as Windows PCs and Xbox, as well as our experience delivering high-value experiences through Office and other applications, will position us for future success.

Services for the enterprise

Today, businesses face important opportunities and challenges. Enterprises are asked to deploy technology that drives business strategy forward. They decide what solutions will make employees more productive, collaborative, and satisfied, or connect with customers in new and compelling ways. They work to unlock business insights from a world of data. At the same time, they must manage and secure corporate information that employees access across a growing number of personal and corporate devices.

To address these opportunities, businesses look to our world-class business applications like Office, Exchange, SharePoint, Lync, Yammer, Microsoft Dynamics, and our business intelligence solutions. They rely on our technology to manage employee corporate identity and to protect their corporate data. And, increasingly, businesses of all sizes are looking to Microsoft to realize the benefits of the cloud.

Helping businesses move to the cloud is one of our largest opportunities. Cloud-based solutions provide customers with software, services, and content over the Internet by way of shared computing resources located in centralized data centers. The shift to the cloud is driven by three important economies of scale: larger data centers can deploy computational resources at significantly lower cost per unit than smaller ones; larger data centers can coordinate and aggregate diverse customer, geographic, and application demand patterns improving the utilization of computing, storage, and network resources; and multi-tenancy lowers application maintenance labor costs for large public clouds. Because of the improved economics, the cloud offers unique levels of elasticity and agility that enable new solutions and applications. For businesses of all sizes, the cloud creates the opportunity to focus on innovation while leaving non-differentiating activities to reliable and cost-effective providers.

We continue to design and deliver cloud solutions that allow our customers to use both the cloud and their on-premise assets however best suits their own needs. For example, a company can choose to deploy Office or Microsoft Dynamics on premise, as a cloud service, or a combination of both. With Windows Server 2012, Windows Azure, and System Center infrastructure, businesses can deploy applications in their own datacenter, a partner’s datacenter, or in Microsoft’s datacenter with common security, management, and administration across all environments, with the flexibility and scale they desire. These hybrid capabilities allow customers to fully harness the power of the cloud so they can achieve greater levels of efficiency and tap new areas of growth.

Our future opportunity

There are several distinct areas of technology that we are focused on driving forward. Our goal is to lead the industry in these areas over the long-term, which we expect will translate to sustained growth well into the future. We are investing significant resources in:

•	Developing new form factors that have increasingly natural ways to use them, including touch, gesture, and speech.

•	Applying machine learning to make technology more intuitive and able to act on our behalf, instead of at our command.

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•	Building and running cloud-based services in ways that unleash new experiences and opportunities for businesses and individuals.

•

Establishing our Windows platform across the PC, tablet, phone, server, and cloud to drive a thriving ecosystem of developers, unify the cross-device user experience, and increase agility when bringing new advances to market.

•	Delivering new high-value experiences with improvements in how people learn, work, play, and interact with one another.

We believe the breadth of our devices and services portfolio, our large, global partner and customer base, and the growing Windows ecosystem position us to be a leader in these areas.

Economic Conditions, Challenges, and Risks

The market for software, devices, and cloud-based services is dynamic and highly competitive. Some of our traditional businesses such as the Windows operating system are in a period of transition. Our competitors are developing new devices and deploy competing cloud-based services for consumers and businesses. The devices and form factors customers prefer evolve rapidly, and influence how users access services in the cloud and in some cases the user’s choice of which suite of cloud-based services to use. The Windows ecosystem must continue to evolve and adapt, over an extended time, in pace with this changing environment. To support our strategy of offering a family of devices and services designed to empower our customers for the activities they value most, we announced a change in our organizational structure in July 2013. Through this realignment our goal is to become more nimble, collaborative, communicative, motivated, and decisive. Even if we achieve these benefits, the investments we are making in devices and infrastructure to support our cloud-based services will increase our operating costs and may decrease our operating margins.

We prioritize our investments among the highest long-term growth opportunities. These investments require significant resources and are multi-year in nature. The products and services we bring to market may be developed internally, as part of a partnership or alliance, or through acquisition.

Our success is highly dependent on our ability to attract and retain qualified employees. We hire a mix of university and industry talent worldwide. Microsoft competes for talented individuals worldwide by offering broad customer reach, scale in resources, and competitive compensation.

Aggregate demand for our software, services, and hardware is correlated to global macroeconomic factors, which remain dynamic. See a discussion of these factors and other risks under Risk Factors (Part I, Item 1A of the 2013 Form 10-K).

Unearned Revenue

Quarterly and annual revenue may be impacted by the deferral of revenue. See the discussions below regarding revenue deferred on sales of Windows 7 with an option to upgrade to Windows 8 Pro at a discounted price (the “Windows Upgrade Offer”) and sales of the previous version of the Microsoft Office system with a guarantee to be upgraded to the new Office at minimal or no cost (the “Office Upgrade Offer” for the offer relating to the new Office and “the 2010 Office Upgrade Offer” for the prior offer relating to Office 2010).

If our customers elect to license cloud-based versions of our products and services rather than licensing transaction-based products and services, the associated revenue will shift from being recognized at the time of the transaction to being recognized over the subscription period or upon consumption, as applicable.

Reportable Segments

The segment amounts included in MD&A are presented on a basis consistent with our internal management reporting. Segment information appearing in Note 21 – Segment Information and Geographic Data of the Notes to Financial Statements (see Exhibit 99.3 of this Form 8-K) is also presented on this basis. All differences between our

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internal management reporting basis and accounting principles generally accepted in the U.S. (“U.S. GAAP”), along with certain corporate-level and other activity, are included in Corporate and other. Operating expenses are not allocated to our segments.

During the first quarter of fiscal year 2014, we changed our organizational structure as part of our transformation to a devices and services company. As a result of these changes, information that our chief operating decision maker regularly reviews for purposes of allocating resources and assessing performance changed. Therefore, we have recast certain prior period amounts to conform to the way we internally manage and monitor segment performance during fiscal year 2014. Our reportable segments are described below.

Devices and Consumer (“D&C”)

Our D&C segments develop and market products and services designed to entertain and connect people, increase personal productivity, help people simplify tasks and make more informed decisions online, and help advertisers connect with audiences. Our D&C segments are:

•

D&C Licensing, comprising:    Windows, including all OEM licensing (“Windows OEM”) and other non-volume licensing and academic volume licensing of the Windows operating system and related software (collectively, “Consumer Windows”); non-volume licensing of Microsoft Office, comprising the core Office product set, for consumers (“Consumer Office”); Windows Phone, including related patent licensing; and certain other patent licensing revenue;

•

D&C Hardware, comprising:    the Xbox 360 gaming and entertainment console and accessories, second-party and third-party video games, and Xbox LIVE subscriptions (“Xbox Platform”); Surface; and Microsoft PC accessories; and

•

D&C Other, comprising:    Resale, including Windows Store, Xbox LIVE transactions, and the Windows Phone Store; search advertising; display advertising; Subscription, comprising Office 365 Home Premium; Studios, comprising first-party video games; our retail stores; and certain other consumer products and services not included in the categories above.

Commercial

Our Commercial segments develop and market software and services designed to increase individual, team, and organization productivity and efficiency, and to simplify everyday tasks through seamless operations across the user’s hardware and software. Our Commercial segments are:

•

Commercial Licensing, comprising:    server products, including Windows Server, Microsoft SQL Server, Visual Studio, and System Center; Windows Embedded; volume licensing of the Windows operating system, excluding academic (“Commercial Windows”); Microsoft Office for business, including Office, Exchange, SharePoint, and Lync (“Commercial Office”); Client Access Licenses, which provide access rights to certain server products (“CAL”); Microsoft Dynamics business solutions, excluding Dynamics CRM Online; and Skype; and

•

Commercial Other, comprising:    Enterprise Services, including Premier product support services and Microsoft Consulting Services; Cloud Services, comprising Office 365, excluding Office 365 Home Premium (“Commercial Office 365”), other Microsoft Office online offerings, Dynamics CRM Online, and Windows Azure; and certain other commercial products and online services not included in the categories above.

SUMMARY RESULTS OF OPERATIONS

(In millions, except percentages and per share amounts)	2013	2012	2011	Percentage Change 2013 Versus 2012	Percentage Change 2012 Versus 2011

Revenue	$77,849	$73,723	$69,943	6%	5%
Operating income	$26,764	$21,763	$27,161	23%	(20)%
Diluted earnings per share	$2.58	$2.00	$2.69	29%	(26)%

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Fiscal year 2013 compared with fiscal year 2012

Revenue increased $4.1 billion or 6%, mainly due to growth in revenue from our Commercial segments. Revenue was also impacted by the timing of revenue deferrals.

Operating income grew $5.0 billion or 23%, primarily due to the $6.2 billion goodwill impairment charge recorded during the prior year. Other key changes in cost of revenue and operating expenses were:

•

Cost of revenue increased $2.7 billion or 16%, reflecting increased product costs associated with Surface and Windows 8, including an approximately $900 million charge for Surface RT inventory adjustments, higher headcount-related expenses, payments made to Nokia related to joint strategic initiatives, royalties on Xbox LIVE content, and retail stores expenses, offset in part by decreased costs associated with lower sales of Xbox 360 consoles and decreased traffic acquisition costs.

•	Sales and marketing expenses increased $1.4 billion or 10%, reflecting advertising of Windows 8 and Surface.

•	Research and development expenses increased $600 million or 6%, due mainly to higher headcount-related expenses, largely related to the Xbox Platform.

•	General and administrative expenses increased $580 million or 13%, due to higher legal charges, primarily the EU fine of $733 million.

Fiscal year 2012 compared with fiscal year 2011

Revenue increased $3.8 billion or 5%, mainly due to growth in revenue from our Commercial segments, offset in part by a revenue decrease in Corporate and other, primarily due to the deferral of $540 million of revenue relating to the Windows Upgrade Offer. Revenue in fiscal year 2012 also included Skype revenue from the date of acquisition.

Operating income decreased $5.4 billion or 20%, reflecting a goodwill impairment charge of $6.2 billion related to our previous Online Services Division (related to D&C Other under our current segment structure). Other key changes in cost of revenue and operating expenses were:

•

Cost of revenue increased $2.0 billion or 13%, reflecting higher costs associated with providing server products and Enterprise Services, payments made to Nokia related to joint strategic initiatives, higher Xbox 360 royalty costs, and other changes in the mix of products and services sold.

•	Research and development expenses increased $768 million or 8%, due mainly to higher headcount-related expenses.

•

General and administrative expenses increased $347 million or 8%, due mainly to higher headcount-related expenses and the full year impact of new Puerto Rican excise taxes, offset in part by decreased legal charges.

Headcount-related expenses were higher across the company reflecting a 4% increase in headcount from June 30, 2011 and changes in our employee compensation program.

Fiscal year 2012 diluted earnings per share were negatively impacted by the non-tax deductible goodwill impairment charge, which decreased diluted earnings per share by $0.73. Fiscal year 2011 net income and diluted earnings per share reflected a partial settlement with the U.S. Internal Revenue Service (“I.R.S.”) and higher other income. The partial settlement with the I.R.S. added $461 million to net income and $0.05 to diluted earnings per share in fiscal year 2011.

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SEGMENT RESULTS OF OPERATIONS

Devices and Consumer

(In millions, except percentages)	2013	2012	2011	Percentage Change 2013 Versus 2012	Percentage Change 2012 Versus 2011

Revenue

Licensing	$19,021	$19,495	$19,422	(2)%	0%
Hardware	6,461	6,740	6,941	(4)%	(3)%
Other	6,618	6,203	5,846	7%	6%

Total revenue	$32,100	$32,438	$32,209	(1)%	1%

Gross Margin

Licensing	$17,044	$17,240	$17,581	(1)%	(2)%
Hardware	956	2,495	2,325	(62)%	7%
Other	2,046	1,998	2,142	2%	(7)%

Total gross margin	$20,046	$21,733	$22,048	(8)%	(1)%

Fiscal year 2013 compared with fiscal year 2012

D&C Licensing

D&C Licensing revenue decreased $474 million or 2%, due mainly to lower revenue from licenses of Consumer Office and Windows OEM, offset in part by increased Windows Phone revenue. Consumer Office revenue declined $618 million or 15%, while Windows OEM revenue declined 10%. These decreases resulted primarily from the impact on revenue of a decline in the x86 PC market, which we estimate declined approximately 9%. Windows Phone revenue increased $1.2 billion, including an increase in patent licensing revenue and sales of Windows Phone licenses.

In May 2013, we announced that we had surpassed 100 million licenses sold for Windows 8.

D&C Licensing gross margin decreased $196 million or 1%, due to decreased revenue, offset in part by a $278 million or 12% decrease in cost of revenue. D&C Licensing cost of revenue decreased, due mainly to lower traffic acquisition costs, offset in part by a $375 million increase in expenses for payments made to Nokia related to joint strategic initiatives.

D&C Hardware

D&C Hardware revenue decreased $279 million or 4%, due primarily to lower revenue from the Xbox Platform, offset in part by Surface revenue. Xbox Platform revenue decreased $1.3 billion or 22%, due mainly to lower volumes of consoles sold, offset in part by higher Xbox LIVE subscription revenue. We shipped 9.8 million Xbox 360 consoles during fiscal year 2013, compared with 13.0 million Xbox 360 consoles during fiscal year 2012. Surface revenue was $853 million. The general availability of Surface RT and Surface Pro started October 26, 2012 and February 9, 2013, respectively.

D&C Hardware gross margin decreased $1.5 billion or 62%, due to a $1.3 billion or 30% increase in cost of revenue and decreased revenue. D&C Hardware cost of revenue increased, primarily due to $1.9 billion in product costs associated with Surface, including a charge for Surface RT inventory adjustments of approximately $900 million. These costs were offset in part by a $920 million or 24% decrease in Xbox Platform cost of revenue, due mainly to a decrease in manufacturing and distribution costs associated with lower volumes of Xbox 360 consoles sold.

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D&C Other

D&C Other revenue increased $415 million or 7%, due mainly to higher advertising revenue, which increased $213 million or 7% to $3.5 billion. Search advertising revenue growth was offset in part by a decline in display advertising revenue. Search advertising revenue grew primarily due to increased revenue per search, resulting from ongoing improvements in ad products, while display advertising revenue decreased primarily due to industry-wide market pressure. D&C Other revenue also increased $202 million or 7%, due mainly to higher volumes of content resold through our online platforms.

D&C Other gross margin increased $48 million or 2%, due to increased revenue offset in part by a $367 million or 9% increase in cost of revenue. D&C Other cost of revenue increased, due mainly to a $327 million or 28% increase in costs associated with higher volumes of resale transactions, primarily a $257 million increase in royalties on Xbox LIVE content. Increased traffic acquisition costs were offset in part by lower Yahoo! reimbursement costs.

Fiscal year 2012 compared with fiscal year 2011

D&C Licensing

D&C Licensing revenue was nearly flat, due mainly to increased Windows Phone revenue and higher revenue from licenses of Consumer Office, substantially offset by decreased revenue from licenses of Windows OEM. Consumer Office revenue increased $127 million or 3%. Windows OEM revenue decreased reflecting the negative impact of higher growth in emerging markets, where average selling prices are lower than developed markets, offset in part by performance in the PC market. We estimate that the total PC market increased an estimated 0% to 2%.

D&C Licensing gross margin decreased $341 million or 2%, due to a $414 million or 22% increase in cost of revenue, offset in part by slightly higher revenue. D&C Licensing cost of revenue increased, due mainly to higher traffic acquisition costs, including payments made to Nokia related to joint strategic initiatives.

D&C Hardware

D&C Hardware revenue decreased $201 million or 3%, due mainly to lower revenue from the Xbox Platform. Xbox Platform revenue decreased $181 million, due mainly to decreased volumes of Kinect for Xbox 360 sold, offset in part by higher Xbox LIVE subscription revenue. We shipped 13.0 million Xbox 360 consoles during fiscal year 2012, compared with 13.7 million Xbox 360 consoles during fiscal year 2011.

D&C Hardware gross margin increased $170 million or 7%, due to a $371 million or 8% decrease in cost of revenue, offset in part by decreased revenue. D&C Hardware cost of revenue decreased, primarily due to lower costs related to decreased volumes of Kinect for Xbox 360 and Xbox 360 consoles sold.

D&C Other

D&C Other revenue increased $357 million or 6%, due mainly to a $243 million or 24% increase related to higher volumes of content resold through our online platforms. Advertising revenue grew slightly to $3.3 billion, reflecting continued growth in search advertising revenue, offset in part by decreased display advertising revenue. Search advertising revenue grew due to increased revenue per search, increased volumes reflecting general market growth, and share gains in the U.S. According to third-party sources, Bing organic U.S. market share for the month of June 2012 was approximately 16% and grew 120 basis points year over year. Bing-powered U.S market share, including Yahoo! properties, was approximately 26% for the month of June 2012, down 100 basis points year over year.

D&C Other gross margin decreased $144 million or 7%, due to a $501 million or 14% increase in cost of revenue, offset in part by increased revenue. D&C Other cost of revenue increased, due mainly to higher royalties on video games and content resold through our online platforms. Increased traffic acquisition costs were offset by lower Yahoo! reimbursement costs.

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Commercial

(In millions, except percentages)	2013	2012	2011	Percentage Change 2013 Versus 2012	Percentage Change 2012 Versus 2011

Revenue

Licensing	$39,686	$37,126	$33,607	7%	10%
Other	5,660	4,644	3,747	22%	24%

Total revenue	$45,346	$41,770	$37,354	9%	12%

Gross Margin

Licensing	$36,261	$34,463	$31,478	5%	9%
Other	921	579	613	59%	(6)%

Total gross margin	$37,182	$35,042	$32,091	6%	9%

Fiscal year 2013 compared with fiscal year 2012

Commercial Licensing

Commercial Licensing revenue increased $2.6 billion or 7%, due to increased revenue from all major commercial offerings. Server products revenue increased $1.2 billion or 9%, driven primarily by growth in Microsoft SQL Server, System Center, and Windows Server. Commercial Office revenue increased $622 million or 4%, reflecting growth in Office revenue from volume licensing agreements with software assurance. Commercial Windows revenue increased $379 million or 13%, reflecting continued support of our platform. Skype revenue increased, due primarily to including a full year of results in fiscal year 2013.

Commercial Licensing gross margin increased $1.8 billion or 5%, due to higher revenue, offset in part by a $762 million or 29% increase in cost of revenue. Commercial Licensing cost of revenue increased, due to increased costs from all major commercial offerings, including $287 million higher intellectual property licensing costs.

Commercial Other

Commercial Other revenue increased $1.0 billion or 22%, due to higher Cloud Services and Enterprise Services revenue. Cloud Services revenue grew $582 million or 82%, due mainly to higher revenue from Commercial Office 365. Enterprise Services revenue grew $434 million or 11%, due to growth in both Premier product support and consulting services.

Commercial Other gross margin increased $342 million or 59%, due to higher revenue, offset in part by a $674 million or 17% increase in cost of revenue. The increase in cost of revenue was due mainly to higher datacenter expenses, reflecting investment in online operations infrastructure, and increased headcount-related expenses, mainly due to higher Enterprise Services headcount supporting revenue growth.

Fiscal year 2012 compared with fiscal year 2011

Commercial Licensing

Commercial Licensing revenue increased $3.5 billion or 10%, due to increased revenue from all major commercial offerings. Server products revenue increased $1.3 billion or 10%, driven primarily by growth in SQL Server, Windows Server, and System Center, reflecting continued adoption of the Windows platform. Commercial Office revenue increased $1.1 billion or 7%, reflecting growth in multi-year volume licensing revenue and licensing of Office to transactional business customers. Commercial Windows revenue increased $359 million or 14%. Other Commercial Licensing revenue increased $771 million or 37%, due mainly to the acquisition of Skype.

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Commercial Licensing gross margin increased $3.0 billion or 9%, due to higher revenue, offset in part by a $534 million or 25% increase in cost of revenue. The increase in cost of revenue was due mainly to the acquisition of Skype.

Commercial Other

Commercial Other revenue increased $897 million or 24%, due to higher Enterprise Services and Cloud Services revenue. Enterprise Services revenue grew $585 million or 17%, due to growth in both Premier product support and consulting services. Cloud Services revenue grew $313 million or 78%, due mainly to higher revenue from Commercial Office 365.

Commercial Other gross margin decreased $34 million or 6%, due to a $931 million or 30% increase in cost of revenue, offset in part by increased revenue. The increase in cost of revenue was due mainly to increased headcount-related expenses, primarily related to Enterprise Services, and higher datacenter expenses, reflecting investment in online operations infrastructure.

Corporate and other

(In millions, except percentages)	2013	2012	2011	Percentage Change 2013 Versus 2012	Percentage Change 2012 Versus 2011

Revenue	$403	$(485)	$380	183%	(228)%
Gross margin	$372	$(582)	$227	164%	(356)%

Corporate and other revenue comprises certain revenue deferrals, including those related to product and service upgrade offers and pre-sales of new products to OEMs prior to general availability.

Fiscal year 2013 compared with fiscal year 2012

Corporate and other revenue increased $888 million or 183%, primarily due to the timing of revenue deferrals. During fiscal year 2013, we recognized $540 million of revenue that had been deferred in fiscal year 2012 related to the Windows Upgrade Offer. The revenue was recognized upon expiration of the offer.

Corporate and other gross margin increased $954 million or 164%, due mainly to increased revenue.

Fiscal year 2012 compared with fiscal year 2011

Corporate and other revenue decreased $865 million or 228%, primarily due to the timing of revenue deferrals. During fiscal year 2012, we deferred $540 million of revenue related to the Windows Upgrade Offer. We also recognized $254 million of revenue related to the 2010 Office Upgrade Offer in the previous fiscal year.

Corporate and other gross margin decreased $809 million or 356%, due mainly to decreased revenue.

COST OF REVENUE

Cost of Revenue

(In millions, except percentages)	2013	2012	2011	Percentage Change 2013 Versus 2012	Percentage Change 2012 Versus 2011

Cost of revenue	$20,249	$17,530	$15,577	16%	13%
As a percent of revenue	26%	24%	22%	2ppt	2ppt

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Cost of revenue includes:    manufacturing and distribution costs for products sold, including Xbox and Surface, and programs licensed; operating costs related to product support service centers and product distribution centers; costs incurred to include software on PCs sold by OEMs, to drive traffic to our websites, and to acquire online advertising space (“traffic acquisition costs”); costs incurred to support and maintain Internet-based products and services, including datacenter costs and royalties; warranty costs; inventory valuation adjustments; costs associated with the delivery of consulting services; and the amortization of capitalized research and development costs.

Fiscal year 2013 compared with fiscal year 2012

Cost of revenue increased, reflecting:    $1.6 billion in product costs associated with Surface and Windows 8, including a charge for Surface RT inventory adjustments of approximately $900 million; $578 million higher headcount-related expenses; a $375 million increase in expenses for payments to Nokia related to joint strategic initiatives; $287 million higher intellectual property licensing costs; a $273 million increase in royalties on Xbox LIVE content; and a $152 million increase in retail store expenses; offset in part by a $1.0 billion decrease in manufacturing and distribution costs associated with lower volumes of Xbox 360 consoles sold and a $431 million decrease in traffic acquisition costs.

Fiscal year 2012 compared with fiscal year 2011

Cost of revenue increased reflecting higher headcount-related expenses, payments made to Nokia, and changes in the mix of products and services sold. Headcount-related expenses increased 20%, primarily related to increased Enterprise Services headcount.

OPERATING EXPENSES

Research and Development

(In millions, except percentages)	2013	2012	2011	Percentage Change 2013 Versus 2012	Percentage Change 2012 Versus 2011

Research and development	$10,411	$9,811	$9,043	6%	8%
As a percent of revenue	13%	13%	13%	0ppt	0ppt

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code.

Fiscal year 2013 compared with fiscal year 2012

Research and development expenses increased, reflecting a $460 million or 6% increase in headcount-related expenses, largely related to the Xbox Platform.

Fiscal year 2012 compared with fiscal year 2011

Research and development expenses increased, primarily reflecting a 10% increase in headcount-related expenses.

Sales and Marketing

(In millions, except percentages)	2013	2012	2011	Percentage Change 2013 Versus 2012	Percentage Change 2012 Versus 2011

Sales and marketing	$15,276	$13,857	$13,940	10%	(1)%
As a percent of revenue	20%	19%	20%	1ppt	(1)ppt

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Sales and marketing expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with sales and marketing personnel and the costs of advertising, promotions, trade shows, seminars, and other programs.

Fiscal year 2013 compared with fiscal year 2012

Sales and marketing expenses grew, reflecting an $898 million increase in advertising costs associated primarily with Windows 8 and Surface, $181 million higher fees paid to third-party software advisors, and a $145 million or 2% increase in headcount-related expenses.

Fiscal year 2012 compared with fiscal year 2011

Sales and marketing expenses decreased slightly, primarily reflecting decreased advertising and marketing of the Xbox Platform, Windows Phone, and Bing, offset in part by a 5% increase in headcount-related expenses.

General and Administrative

(In millions, except percentages)	2013	2012	2011	Percentage Change 2013 Versus 2012	Percentage Change 2012 Versus 2011

General and administrative	$5,149	$4,569	$4,222	13%	8%
As a percent of revenue	7%	6%	6%	1ppt	0ppt

General and administrative expenses include payroll, employee benefits, stock-based compensation expense, severance expense, and other headcount-related expenses associated with finance, legal, facilities, certain human resources and other administrative personnel, certain taxes, and legal and other administrative fees.

Fiscal year 2013 compared with fiscal year 2012

General and administrative expenses increased, primarily due to legal charges for the European Commission fine of €561 million (approximately $733 million) for failure to comply with our 2009 agreement to display a “Browser Choice Screen” on Windows PCs where Internet Explorer is the default browser (the “EU fine”).

Fiscal year 2012 compared with fiscal year 2011

General and administrative expenses increased, primarily due to a 10% increase in headcount-related expenses and a full year of Puerto Rican excise taxes, offset in part by a decrease in legal charges.

Goodwill Impairment

We test goodwill for impairment annually on May 1 at the reporting unit level using a fair value approach. No impairment of goodwill was identified as of May 1, 2013. Our goodwill impairment test as of May 1, 2012, indicated that the carrying value of our previous Online Services Division reporting unit (within D&C Other under our current segment structure) exceeded its estimated fair value. Accordingly, we recorded a non-cash, non-tax deductible goodwill impairment charge of $6.2 billion during the three months ended June 30, 2012, reducing the unit’s goodwill from $6.4 billion to $223 million.

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OTHER INCOME (EXPENSE)

The components of other income (expense) were as follows:

(In millions)

Year Ended June 30,	2013	2012	2011

Dividends and interest income	$677	$800	$900
Interest expense	(429)	(380)	(295)
Net recognized gains on investments	116	564	439
Net losses on derivatives	(196)	(364)	(77)
Net losses on foreign currency remeasurements	(74)	(117)	(26)
Other	194	1	(31)

Total	$288	$504	$910

We use derivative instruments to:    manage risks related to foreign currencies, equity prices, interest rates, and credit; enhance investment returns; and facilitate portfolio diversification. Gains and losses from changes in fair values of derivatives that are not designated as hedges are primarily recognized in other income (expense). Other than those derivatives entered into for investment purposes, such as commodity contracts, the gains (losses) are generally economically offset by unrealized gains (losses) in the underlying available-for-sale securities, which are recorded as a component of other comprehensive income (“OCI”) until the securities are sold or other-than-temporarily impaired, at which time the amounts are reclassified from accumulated other comprehensive income (“AOCI”) into other income (expense).

Fiscal year 2013 compared with fiscal year 2012

Dividends and interest income decreased due to lower yields on our fixed-income investments, offset in part by higher average portfolio investment balances. Net recognized gains on investments decreased primarily due to lower gains on sales of equity and fixed-income securities and a gain recognized on the partial sale of our Facebook holding in the prior year, offset in part by lower other-than-temporary impairments. Other-than-temporary impairments were $208 million in fiscal year 2013, compared with $298 million in fiscal year 2012. Net losses on derivatives decreased due to gains on equity derivatives in the current fiscal year as compared with losses in the prior fiscal year, and lower losses on commodity and foreign exchange derivatives as compared to the prior fiscal year, offset in part by losses on interest-rate derivatives in the current fiscal year as compared to gains in the prior fiscal year. For the current year, other reflects recognized gains on divestitures, including the gain recognized upon the divestiture of our 50% share in the MSNBC joint venture.

Fiscal year 2012 compared with fiscal year 2011

Dividends and interest income decreased due to lower yields on our fixed-income investments, offset in part by higher average portfolio investment balances. Interest expense increased due to our increased issuance of debt in the prior year. Net recognized gains on investments increased, primarily due to higher gains on sales of equity and fixed-income securities and a gain recognized on the partial sale of our Facebook holding upon the initial public offering on May 18, 2012, offset in part by higher other-than-temporary impairments. Other-than-temporary impairments were $298 million in fiscal year 2012, compared with $80 million in fiscal year 2011. Net losses on derivatives increased due to losses on commodity and equity derivatives in the current fiscal year as compared with gains in the prior fiscal year, offset in part by fewer losses on foreign exchange contracts in the current fiscal year as compared to the prior fiscal year. Changes in foreign currency remeasurements were primarily due to currency movements net of our hedging activities.

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INCOME TAXES

Fiscal year 2013 compared with fiscal year 2012

Our effective tax rate for fiscal years 2013 and 2012 was approximately 19% and 24%, respectively. Our effective tax rate was lower than the U.S. federal statutory rate primarily due to earnings taxed at lower rates in foreign jurisdictions resulting from producing and distributing our products and services through our foreign regional operations centers in Ireland, Singapore, and Puerto Rico.

Our fiscal year 2013 effective rate decreased by 5% from fiscal year 2012 mainly due to a nonrecurring $6.2 billion non-tax deductible goodwill impairment charge that was recorded in fiscal year 2012. The goodwill impairment charge increased our effective tax rate by 10% in fiscal year 2012. In addition, in fiscal years 2013 and 2012, we recognized a reduction of 18% and 21%, respectively, to the effective tax rate due to foreign earnings taxed at lower rates. The decrease in our effective tax rate for fiscal year 2013 was primarily offset by a 1% increase related to the EU fine, which is not tax deductible.

Changes in the mix of income before income taxes between the U.S. and foreign countries also impacted our effective tax rates and resulted primarily from changes in the geographic distribution of and changes in consumer demand for our products and services. We supply our Windows PC operating system to customers through our U.S. regional operating center, while we supply the Microsoft Office system and our server products and tools to customers through our foreign regional operations centers. Windows PC operating system revenue increased $209 million in fiscal year 2013, while Microsoft Office system and server products and tools revenue increased $696 million and $1.2 billion, respectively, during this same period. In fiscal years 2013 and 2012, our U.S. income before income taxes was $6.7 billion and $1.6 billion, respectively, and comprised 25% and 7%, respectively, of our income before income taxes. In fiscal years 2013 and 2012, the foreign income before income taxes was $20.4 billion and $20.7 billion, respectively, and comprised 75% and 93%, respectively, of our income before income taxes. The primary driver for the increase in the U.S. income before income tax in fiscal year 2013 was the goodwill impairment charge recorded during the prior year.

Tax contingencies and other tax liabilities were $9.4 billion and $7.6 billion as of June 30, 2013 and 2012, respectively, and are included in other long-term liabilities. This increase relates primarily to transfer pricing, including transfer pricing developments in certain foreign tax jurisdictions, primarily Denmark. While we settled a portion of the I.R.S. audit for tax years 2004 to 2006 during the third quarter of fiscal year 2011, we remain under audit for those years. In February 2012, the I.R.S. withdrew its 2011 Revenue Agents Report and reopened the audit phase of the examination. As of June 30, 2013, the primary unresolved issue relates to transfer pricing which could have a significant impact on our financial statements if not resolved favorably. We do not believe it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months because we do not believe the remaining open issues will be resolved within the next 12 months. We also continue to be subject to examination by the I.R.S. for tax years 2007 to 2012.

We are subject to income tax in many jurisdictions outside the U.S. Our operations in certain jurisdictions remain subject to examination for tax years 1996 to 2012, some of which are currently under audit by local tax authorities. The resolutions of these audits are not expected to be material to our financial statements.

Fiscal year 2012 compared with fiscal year 2011

Our effective tax rates for fiscal years 2012 and 2011 were approximately 24% and 18%, respectively. Our effective tax rates were lower than the U.S. federal statutory rate primarily due to earnings taxed at lower rates in foreign jurisdictions resulting from producing and distributing our products and services through our foreign regional operations centers in Ireland, Singapore, and Puerto Rico.

Our fiscal year 2012 effective rate increased by 6% from fiscal year 2011 mainly due to a nonrecurring $6.2 billion non-tax deductible goodwill impairment charge that was recorded in the fourth quarter of 2012. The goodwill impairment charge increased our effective tax rate by 10%. In addition, in fiscal years 2012 and 2011, we recognized

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a reduction of 21% and 16%, respectively, to the effective tax rate due to foreign earnings taxed at lower rates. In fiscal year 2011, we settled a portion of an I.R.S. audit of tax years 2004 to 2006, which reduced our income tax expense for fiscal year 2011 by $461 million and reduced the effective tax rate by 2%.

Changes in the mix of income before income taxes between the U.S. and foreign countries also impacted our effective tax rates and resulted primarily from changes in the geographic distribution of and changes in consumer demand for our products and services. We supply our Windows PC operating system to customers through our U.S. regional operating center, while we supply the Microsoft Office system and our server products and tools to customers through our foreign regional operations centers. Windows PC operating system revenue decreased $505 million in fiscal year 2012, while Microsoft Office system and server products and tools revenue increased $1.6 billion and $981 million, respectively, during this same period. In fiscal years 2012 and 2011, our U.S. income before income taxes was $1.6 billion and $8.9 billion, respectively, and comprised 7% and 32%, respectively, of our income before income taxes. In fiscal years 2012 and 2011, the foreign income before income taxes was $20.7 billion and $19.2 billion, respectively, and comprised 93% and 68%, respectively, of our income before income taxes. The primary driver for the decrease in the U.S. income before income tax in fiscal year 2012 was the goodwill impairment charge.

RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance

In September 2011, the Financial Accounting Standards Board (“FASB”) issued guidance on testing goodwill for impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). If an entity determines that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. We adopted this new guidance beginning July 1, 2012. Adoption of this new guidance did not have a material impact on our financial statements.

In June 2011, the FASB issued guidance on presentation of comprehensive income. The new guidance eliminated the option to report OCI and its components in the statement of changes in stockholders’ equity. Instead, an entity is required to present either a continuous statement of net income and OCI or in two separate but consecutive statements. We adopted this new guidance beginning July 1, 2012. Adoption of this new guidance resulted only in changes to presentation of our financial statements.

In December 2011, the FASB issued guidance enhancing disclosure requirements about the nature of an entity’s right to offset and related arrangements associated with its financial instruments. The new guidance requires the disclosure of the gross amounts subject to rights of set-off, amounts offset in accordance with the accounting standards followed, and the related net exposure. In January 2013, the FASB clarified that the scope of this guidance applies to derivatives, repurchase agreements, and securities lending arrangements that are either offset or subject to an enforceable master netting arrangement, or similar agreements. The new guidance was effective for us beginning July 1, 2013, with retrospective application required. The requirements of this guidance have been applied retrospectively to all periods presented in this Current Report on Form 8-K. Adoption of this new guidance resulted only in changes to the presentation of Note 5 – Derivatives in the Notes to the Financial Statements.

In February 2013, the FASB issued guidance on disclosure requirements for items reclassified out of AOCI. This new guidance requires entities to present (either on the face of the income statement or in the notes) the effects on the line items of the income statement for amounts reclassified out of AOCI. The new guidance was effective for us beginning July 1, 2013. The requirements of this guidance have been applied retrospectively to all periods presented in this Current Report on Form 8-K. Adoption of this new guidance resulted only in changes to the presentation of Note 19 – Accumulated Other Comprehensive Income in the Notes to the Financial Statements.

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Recent Accounting Guidance Not Yet Adopted

In March 2013, the FASB issued guidance on a parent’s accounting for the cumulative translation adjustment upon derecognition of a subsidiary or group of assets within a foreign entity. This new guidance requires that the parent release any related cumulative translation adjustment into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. The new guidance will be effective for us beginning July 1, 2014. We do not anticipate material impacts on our financial statements upon adoption.